                                  SCHEDULE 13G

                                      ------------------------------------------
                                                    OMB APPROVAL
                                      ------------------------------------------
                                      ------------------------------------------
                                      OMB Number
                                      Expires:
                                      Estimated average burden
                                      hours per response         0.5
                                      ------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )

                                  Cimnet, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    17185N100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  April 3, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]     Rule 13d-1(b)

          [X]     Rule 13d-1(c)

          [_]     Rule 13d-1(d)

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has billed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(SC13G-07/98)

CUSIP No. 17185N100                   13G                      Page 2 of 6 Pages
--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Paul Rogers, Inc.

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)   [X]

         (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida
-------------------------- -----------------------------------------------------
        NUMBER OF          5.       SOLE VOTING POWER

         SHARES                     0

      BENEFICIALLY

        OWNED BY

          EACH

        REPORTING

         PERSON

          WITH
-------------------------- -----------------------------------------------------
                           6.       SHARED VOTING POWER

                                    333,200
-------------------------- -----------------------------------------------------
                           7.       SOLE DISPOSITIVE POWER

                                    0
-------------------------- -----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER

                                    333,200
-------------------------- -----------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         333,200
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [_]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.3%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

CUSIP No. 17185N100                   13G                      Page 3 of 6 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Paul M. Rogers
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)   [X]

         (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida
-------------------------- -----------------------------------------------------
        NUMBER OF          5.       SOLE VOTING POWER

         SHARES                     0

      BENEFICIALLY

        OWNED BY

          EACH

        REPORTING

         PERSON

          WITH
-------------------------- -----------------------------------------------------
                           6.       SHARED VOTING POWER

                                    333,200
-------------------------- -----------------------------------------------------
                           7.       SOLE DISPOSITIVE POWER

                                    0
-------------------------- -----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER

                                    333,200
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         333,200
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         [_]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.3%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

CUSIP No. 17185N100                   13G                      Page 4 of 6 Pages

--------------------------------------------------------------------------------
Item 1(a).        Name of Issuer:
                  Cimnet, Inc.
--------------------------------------------------------------------------------
Item 1(b).        Address of Issuer's Principal Executive Offices:
                  946 West Penn Avenue
                  Robesonia, PA 19551
--------------------------------------------------------------------------------
Item 2(a).        Names of Persons Filing:
                  Paul Rogers, Inc., Paul M. Rogers
--------------------------------------------------------------------------------
Item 2(b).        Address of Principal Business Office, or if None, Residence:
                  9250 Baymeadows Road
                  Jacksonville, FL 32256
--------------------------------------------------------------------------------
Item 2(c).        Citizenship:
                  Paul Rogers, Inc. - a Florida corporation
                  Paul M. Rogers - a Florida resident

--------------------------------------------------------------------------------
Item 2(d).        Title of Class of Securities
                  Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
Item 2(e).        CUSIP Number: 17185N100

--------------------------------------------------------------------------------
Item 3.        If This Statement is Filed Pursuant to Rule 13d-1(b). or
               13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)   [_]   Broker or dealer registered under Section 15 of the
                     Exchange Act.

         (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.

         (d)   [_]   Investment company registered under Section 8 of the
                     Investment Company Act.

         (e)   [_]   An investment adviser in accordance with Rule 13d-(1)(b)
                     (1)(ii)(E);

         (f)   [_]   An employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F);

         (g)   [_]   A parent holding company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G);

         (h)   [_]   A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

         (i)   [_]   A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act;

         (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [X]
--------------------------------------------------------------------------------

CUSIP No. 17185N100                   13G                      Page 5 of 6 Pages

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:
                  Paul Rogers, Inc. - 333,200
                  Paul M. Rogers - 333,200

         (b)      Percent of class: 5.3%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: 0

                  (ii)     Shared power to vote or to direct the vote:
                           Paul Rogers, Inc.- 333,200
                           Paul M. Rogers - 333,200

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)     Shared power to dispose or to direct the disposition
                           of:
                           Paul Rogers, Inc.- 333,200
                           Paul M. Rogers - 333,200
--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
     Paul Rogers, Inc. and Paul M. Rogers are general partners of, and have purchased the shares on behalf of Long & Short, Ltd. Long & Short, Ltd. has the right to receive dividends from, and proceeds from the sale of, the securities.
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         N/A
--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

                                     Paul Rogers, Inc. - Corporation

                                     Paul M. Rogers - Individual
--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

         N/A
--------------------------------------------------------------------------------
Item 10.  Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.  17185N100                  13G                      Page 6 of 6 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    April 11, 2002                     /s/ Paul M. Rogers
---------------------------            ------------------------------------
         Date                          Paul M. Rogers,
                                       general partner of Long & Short, Ltd.


                                       Paul Rogers, Inc., general partner of
                                       Long & Short, Ltd.

    April 11, 2002                     /s/ Paul M. Rogers
---------------------------            ------------------------------------
         Date                          Paul M. Rogers, its President